Exhibit 8.2

ArentFox Schiff LLP

233 South Wacker Drive, Suite 7100
Chicago, IL 60606

312.258.5500            main

312.258.5600            fax

afslaw.com

Robert R. Pluth, Jr.

Partner

312.258.5535            direct

robert.pluth@afslaw.com

Evgeny Magidenko

Partner

734.222.1519            direct

evgeny.magidenko@afslaw.com

January 12, 2024

Merchants and Manufacturers Bank Corporation

25140 W. Channon Dr.

Channahon, Illinois 60410

Re:	Opinion Regarding Material Federal Income Tax Consequences of Merger

Ladies and Gentlemen:

We have acted as counsel to Merchants and Manufacturers Bank Corporation, an Illinois corporation (“Company”), in connection with the negotiation and execution of an Agreement and Plan of Merger, dated as of November 27, 2023, by and between Company and First Busey Corporation, a Nevada corporation (“Acquiror”) (the “Agreement”), pursuant to which Company will merge with and into Acquiror with Acquiror surviving the merger (the “Merger”), as more fully described in the registration statement on Form S-4, including a proxy statement/prospectus (the “Registration Statement”), being filed by Acquiror with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Our opinion is being delivered to you in connection with the closing of the Merger pursuant to Section 9.8 of the Agreement.

In connection with our opinion, we have reviewed the Agreement, including all exhibits thereto, the Registration Statement, and such other documents and records as we deemed necessary or appropriate for purposes of issuing our opinion (collectively, the “Documents”). In our examination of the Documents, we have assumed their completeness and authenticity, and we have further assumed that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto. We are relying expressly for purposes of our opinion on the facts, information, representations, warranties and covenants contained in the Documents. In addition, we are relying expressly upon additional representations of fact made by Company in a letter dated the date hereof and by Acquiror in a letter dated the date hereof, delivered to us in connection with our opinion (collectively, the “Representation Certificates”), as well as facts learned in discussions with certain officers of Company and certain other assumptions stated herein. We are relying upon the accuracy of any representations or statements made that are qualified by the maker’s knowledge or belief as if such representations or statements were made without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not been asked to and have not attempted to verify any facts, information, warranties or representations (collectively “statements”) through independent investigation and are assuming that each is true, correct and complete as of the date hereof and that no actions inconsistent with such statements have occurred or will occur.

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Merchants and Manufacturers Bank Corporation

In connection with our opinion, we have assumed that the Merger will be effected and consummated in accordance with the terms and conditions of the Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof. We have also assumed that none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Based on and subject to the foregoing, including, without limitation, the qualifications, exceptions and assumptions set forth above and the exceptions, qualifications and limitations set forth below, it is our opinion that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by holders of Company common stock upon the receipt of shares of Acquiror common stock in exchange for their shares of Company common stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Acquiror common stock.

We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code or under any state, local or foreign tax laws that also may be applicable thereto or as to any other party in the Merger, nor do we express any opinion in this letter as to non-tax issues such as corporate law or securities law matters. In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions that are not specifically addressed herein.

Our opinion represents our legal judgment as to the described federal income tax consequences of the Merger. Our opinion is based upon the Code, the U.S. Treasury Regulations promulgated thereunder, and administrative and judicial determinations, all as of the date hereof and all of which are subject to change either prospectively or retroactively. In addition, our opinion is based upon our knowledge of the facts as of the date hereof. If (i) the relevant facts at the time of closing differ from those represented to us in the Representation Certificates or reflected in the Documents, (ii) the Merger is completed under terms not contained in the Agreement, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and our opinion may not be relied upon. Furthermore, by rendering this opinion, we undertake no responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any new developments in the application or interpretation of the federal income tax laws or with respect to any matter that comes to our attention hereafter.

Merchants and Manufacturers Bank Corporation

You should be aware that no ruling has been sought or obtained from the Internal Revenue Service (the “Service”) as to the federal income tax consequences of any aspect of the Merger and that our opinion is not binding on the Service. You should also be aware that there can be no assurance, and none is hereby given, that the Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Service.

We hereby consent to (i) the reference to our opinion in the Registration Statement, (ii) the filing of this opinion as an exhibit to the Registration Statement, and (iii) the use of our name in the Registration Statement. In giving such consent, however, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ArentFox Schiff LLP

ArentFox Schiff LLP